Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 11, 2020, except for (i) the change in the manner in which the Company accounts for revenue from contracts with customers and leases discussed in Note 3 to the consolidated financial statements, (ii) the effects of disclosing net loss per common share data discussed in Note 3 (iii) the segment disclosures in Note 20, as to which the date is October 16, 2020 and (iv) the effects of the stock split discussed in Note 2 to the consolidated financial statements, as to which the date is January 19, 2021 relating to the financial statements which appears in the Registration Statement on Form S-1 (No. 333-333-251875) of Ortho Clinical Diagnostics Holdings plc. We also consent to the reference to us under the heading “Experts” in the Registration Statement on Form S-1 (No. 333-251875) incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

January 27, 2021